Exhibit 99.1

           NEOMAGIC CORPORATION NAMES SYED ZAIDI COO AND BOARD MEMBER

    SANTA CLARA, Calif., Feb. 23 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), announced today that Syed Zaidi, its Vice President of Corporate Engineering, has been appointed as the Company's Chief Operating Officer and has been named to NeoMagic's Board of Directors. Mr. Zaidi joined NeoMagic's engineering team in 1995 and was promoted to Vice President in 2000. Mr. Zaidi will continue to be responsible for NeoMagic's Engineering Department and will continue to report to Douglas Young, NeoMagic's President and Chief Executive Officer.

    "Syed has been handling many of the COO responsibilities for over a year now and I am happy to see him receive the recognition that he deserves," said Douglas Young, President and CEO of NeoMagic Corporation. "I have worked with Syed for over three years and I look forward to working even more closely with him to help NeoMagic achieve its goals during the coming years. Syed is highly familiar with our customers and markets, as well as our engineering, sales, marketing, and operations."

    About NeoMagic

    NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

    NOTE: NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

SOURCE  NeoMagic Corporation
    -0-                             02/23/2007
    /CONTACT: Douglas R. Young, Chief Executive Officer, NeoMagic Corporation, +1-408-988-7020; or Erica Mannion of Sapphire Investor Relations, LLC, +1-212-766-1800, for NeoMagic Corporation/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com/
    (NMGC)